EXHIBIT B-1

VERIFICATION

The undersigned states that she has duly executed the attached Application dated July 6, 2009 for and on behalf of GE Funds, GE Institutional Funds, and GE Investments Funds, Inc. (the “Companies”); that she is a Vice President and Secretary of each of these Companies; and that all action by shareholders, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that she is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of her knowledge, information and belief.

/s/ Jeanne M. La Porta

Vice President and Secretary

EXHIBIT B-1